EXHIBIT 8.1

[LETTERHEAD OF KING & SPALDING LLP]

June 14, 2005

American Tower Corporation

116 Huntington Avenue

Boston, MA 02116

Ladies and Gentlemen:

We have acted as tax counsel to American Tower Corporation, a Delaware corporation (“American Tower”), in connection with the proposed merger (the “Merger”) of SpectraSite, Inc., a Delaware Corporation (“SpectraSite”) with and into Asteroid Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of American Tower (“Merger Sub”), with Merger Sub continuing as a wholly owned subsidiary of American Tower, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 3, 2005 by and among American Tower, Merger Sub and SpectraSite. The Merger is described in the registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

INFORMATION RELIED ON

In rendering the opinion expressed herein, we have examined, and have relied as to matters of fact upon, the Merger Agreement and the representation letters of American Tower and SpectraSite delivered to us for purposes of this opinion (the “Representation Letters”) as well as originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and have made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. In addition, in rendering our opinion, we have also assumed, with your permission, that (i) the Merger will be effective under applicable state laws, (ii) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based on the belief of, SpectraSite or American Tower or similarly qualified are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, in each case without such qualification, (iii) all such documents have been or will be duly executed to the extent required and (iv) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. Our opinion is expressly conditioned upon the accuracy and completeness of the Representation Letters and the assumptions set forth herein and, accordingly, cannot be relied upon if anything contained in the Representation Letters or any such assumption is, or later becomes, inaccurate.

OPINION

Based upon and subject to the foregoing, it is our opinion that (i) the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) American Tower and SpectraSite will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

The opinion expressed herein is based upon existing statutory, regulatory, administrative and judicial authority, any of which may be changed at any time with retroactive effect. In addition, the opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

American Tower Corporation

June 14, 2005

This opinion letter is being delivered solely for your benefit in connection with the filing of the Registration Statement and to satisfy the condition under Section 6.2(d) of the Merger Agreement. Except as explicitly provided herein, this opinion may not be relied upon for any other purpose or by any other person without our prior written consent.

We hereby consent to the filing of a copy of this opinion with the Registration Statement and to the reference to our firm contained in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ King & Spalding LLP